                                                                   EXHIBIT 12.2
                        U.S. BANCORP AND SUBSIDIARIES
                                 CAPITAL RATIOS
                                 (In Thousands)





                                                                        June 30,
                                                             ------------------------------
                                                                 1995              1994
                                                             -----------        -----------
Total assets as
reported                                                     $21,349,858        $21,166,911

Shareholders' equity as reported                               1,893,169          1,763,870

Tier 1 capital                                                 1,729,124          1,596,028

Total capital                                                  2,294,831          2,150,634

Weighted risk assets                                          19,978,821         19,047,962

Adjusted quarterly average assets                             20,868,266         21,128,341

Ratios

Tier 1 capital to weighted risk assets                              8.65%              8.38%

Total capital to weighted risk assets                              11.49%             11.29%

Tier 1 capital to adjusted average assets (leverage ratio)          8.29%              7.62%